sECOND ADDENDUM TO THE NOMINEE AGREEMENT

This SECOND ADDENDUM TO THE NOMINEE AGREEMENT (this “Agreement”) is made and entered into on October 31, 2024 (the “Effective Date”) by and among Olayan Saudi Holding Company, a a company existing under the laws of the Kingdom of Saudi Arabia (“Assignor”), Olayan Financing Company, a company existing under the laws of the Kingdom of Saudi Arabia (“Assignee”), and Hana Investments Co. WLL, a company existing under the laws of the Kingdom of Bahrain (“Nominee”). Each of Assignor, Assignee and Nominee are collectively referred to as the “Parties,” and each individually as a “Party”.

RECITALS

WHEREAS, the Assignor and Nominee signed a Nominee Agreement on May 9, 2018, as amended by an addendum dated June 8, 2018 (the “Nominee Agreement”);

WHEREAS, each of the Parties hereto desires to amend the Nominee Agreement as set forth herein, and desires that the Nominee Agreement shall remain in full force and effect, except as expressly set forth in this Agreement;

WHEREAS, the Parties have entered into a Securities Transfer Agreement, dated as of October 31, 2024 (the “Transfer Agreement”), pursuant to which Assignor agreed, subject to the terms and conditions set forth therein, to sell, assign, transfer, convey and deliver to Assignee, and Assignee agreed to purchase from Assignor, all of Assignors’ right, title and interest in and to the Securities (as defined in the Transfer Agreement); and

WHEREAS, Nominee entered into a Registration Rights Agreement with National Energy Services Reunited Corp. (the “Issuer”), dated June 5, 2018 (the “Registration Rights Agreement”).

NOW, THEREFORE, in consideration of these premises and the mutual covenants, conditions and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereby agree and covenant as follows:

1.	Assignment.

1.1       Transfer and Assignment. Assignor hereby transfers and assigns to Assignee all of Assignor’s right, title, interest in and to the Nominee Agreement, and Assignor is hereby released from any obligations under the Nominee Agreement, such that Assignee shall be considered the “Owner” under, and as defined in, the Nominee Agreement (the “Assignment”), Assignee hereby accepts the Assignment, and Nominee hereby acknowledges the Assignment, effective as of the Effective Date, such that:

(a)	Nominee will act only as the Assignee’s nominee in respect of the Loan Agreement (as defined in the Nominee Agreement);
(b)	Nominee will act only as the Assignee’s nominee in respect of the Relationship Agreement (as defined in the Nominee Agreement);
(c)	Nominee entered into the Registration Rights Agreement by and on behalf of the Assignor, and pursuant to this Agreement, will act only as the Assignee’s nominee in respect of such agreement;

(d)	If any of the Issuer’s ordinary shares or other securities are delivered pursuant to the terms of the Loan Agreement, the Relationship Agreement, or any other agreements or arrangements between the Assignee or an affiliate of the Assignee, Assignee will instruct the Nominee to whom and where to deliver such securities; and
(e)	If the Assignee instructs the Nominee to hold such securities on its behalf, the Nominee agrees to be bound by the terms of the Nominee Agreement in respect of such securities.

1.2       Except as expressly provided herein, the Nominee Agreement is not being amended, supplemented, or otherwise modified, and the Nominee Agreement shall continue in full force and effect in accordance with its terms.

2.	Warranties.

2.1       Authority. Each of the Parties hereby warrants to the other that it has all necessary power and authority, and has taken all action necessary, to authorize, execute, deliver and perform this Agreement and the Assignment, in accordance with the terms of this Agreement, and no other action on the part of such Party is necessary to authorize the execution, delivery and performance of this Agreement.

3.	General Provisions.

3.1       Binding Nature. This Agreement will be binding upon and inure to the benefit of the Parties and the successors and assigns of the Parties.

3.2       No Third Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

3.3       Further Assurances. The Parties will each perform such acts, execute and deliver such instruments and documents, and do all such other things as may be reasonably necessary to accomplish the transactions contemplated in this Agreement.

3.4       Governing Law. The laws of Saudi Arabia shall govern the construction, validity, interpretation and performance of this Agreement and all non-contractual obligations arising from or connected with this Agreement.

3.5       Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

3.6       Entire Agreement. This Agreement and the Nominee Agreement (including any other exhibit, annex or schedule attached hereto or thereto) constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

3.7       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.8       Headings. The captions, titles and headings included in this Agreement are for convenience only, and do not affect this Agreement’s construction or interpretation. When a reference is made in this Agreement to a section or schedule, such reference will be to a section of, or a schedule to, this Agreement unless otherwise indicated.

3.9       Amendments. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the Effective Date.

OLAYAN SAUDI HOLDING COMPANY

By:	____________________________________
Name:	____________________________________
Title:	____________________________________

OLAYAN FINANCING COMPANY

By:	____________________________________
Name:	____________________________________
Title:	____________________________________

HANA INVESTMENTS CO. WLL

By:	____________________________________
Name:	____________________________________
Title:	____________________________________